Exhibit 4.2

AMENDING AGREEMENT TO
GUARANTOR AGREEMENT

THIS AMENDING AGREEMENT TO GUARANTOR AGREEMENT (this “Agreement”) is made as of the 3rd day of February, 2016.

BETWEEN:

(1)	Scotiabank Covered Bond GP Inc., a corporation incorporated under the laws of Canada;
(2)	8429057 Canada Inc., a corporation incorporated under the laws of Canada;
(3)	The Bank of Nova Scotia, a bank named in Schedule I to the Bank Act (Canada); and
(4)	Computershare Trust Company of Canada, a trust company formed under the laws of Canada.

WHEREAS the parties hereto entered into a limited partnership agreement made as of July 19, 2013 (the “Guarantor Agreement”);

AND WHEREAS the parties hereto have agreed to amend the Guarantor Agreement pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1 – Amendment

1.01	Amendment

Schedule 9 of the Guarantor Agreement is hereby amended by deleting the definition of “Required Redemption Amount” set out therein in its entirety and replacing it with the following definition:

“Required Redemption Amount” means, in respect of a Series of Covered Bonds, the amount calculated as follows:

the Principal Amount Outstanding of       x      [1 + Negative Carry Factor x (days to maturity
the relevant Series of Covered Bonds               of the relevant Series of Covered Bonds/365)]

Article 2– miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Guarantor Agreement are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Guarantor Agreement (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Guarantor Agreement (prior to its amendment hereby).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director & Head, Funding
SCOTIABANK COVERED BOND GP INC.

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Morag Abraham
Name: Morag Abraham Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer

8429057 CANADA INC.

By:	/s/ Charles Eric Gauthier
Name: Charles Eric Gauthier Title: Vice-President

[Guarantor Agreement Amending Agreement]